EXHIBIT 99.1

Fred Hessler Joins MedAssets Board of Directors

Appointment to Create Independent Majority of Board

ATLANTA, Sept. 8, 2015 (GLOBE NEWSWIRE) -- MedAssets, Inc. (NASDAQ:MDAS) is pleased to announce that Frederick A. Hessler has been appointed as an independent member of the company's board of directors. He will serve as a member of the audit committee and the governance and nominating committee.

"Fred has deep domain experience and is widely known across the healthcare industry. He is very knowledgeable of the many important trends that are influencing the rapid changes in the healthcare landscape," said Halsey Wise, MedAssets chairman and chief executive officer. "Fred has served as senior banker and advisor to many of the most prestigious and multi-dimensional healthcare organizations in the country, including providers, insurers and managed care companies. His financial and advisory expertise in the healthcare industry make him a valuable asset to our board of directors, and a key advocate of our continued business transformation and value creation mission."

Mr. Hessler is a retired managing director of Citigroup, where he headed the Health Care Investment Banking Group for the Not-for-Profit sector from 1990 to 2013. Prior to joining Citigroup in 1985, Mr. Hessler was a partner and regional director for healthcare at Ernst & Young. He currently serves on the American Hospital Association operations committee and chairs its investment committee. Mr. Hessler is a board member and chair of the audit committee for Surgical Care Affiliates, Inc. (NASDAQ:SCAI), a board Member and chair of the audit committee of LHP Hospital Group, as well as a board member of The Center for Health Design, the National Center for Healthcare Leadership and the Public Health Institute. He earned a bachelor's degree in accounting from Wayne State University and is a non-practicing certified public accountant.

The company also announced that Michael P. Nolte, MedAssets president and chief operating officer, and Rand A. Ballard, the company's senior executive vice president and chief customer officer, have volunteered to step down from the company's board of directors at the next annual meeting of stockholders. Both remain integral members of the company's executive leadership team.

"Since February of this year, our board of directors has worked diligently to improve board independence and corporate governance that is consistent with best practices. Over the last six months, five directorships have changed, including the addition of two independent directors and a reduction in the number of management directors by three," Mr. Wise continued. "I welcome Fred and greatly respect the decisions made by Mike and Rand to relinquish their directorships in support of our ongoing transformation efforts at MedAssets. Both Mike and Rand remain essential executive leaders for MedAssets and I value their guidance, experience and input."

Following these changes, the MedAssets board of directors will be comprised of nine members: eight outside directors and one management representative; five directors, or a majority of the board, would be deemed independent by all standards.

About MedAssets

MedAssets (NASDAQ:MDAS) is a healthcare performance improvement company focused on helping providers realize financial and operational gains so that they can sustainably serve the needs of their community. Approximately 4,500 hospitals and 123,000 non-acute healthcare providers currently use the company's evidence-based solutions, best practice processes and analytics to help reduce the total cost of care, enhance operational efficiency, align clinical delivery and improve revenue performance across the care continuum. For more information, please visit www.medassets.com.

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CONTACT: Robert Borchert
         678.248.8194
         rborchert@medassets.com